                                 EXHIBIT 10.1

                               TABLE OF CONTENTS

                                                                                                                     Page
                                                                                                                     ----
1.       PURCHASE AND SALE OF COMMON STOCK  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1

2.       CLOSING  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
         (a)     Time and Place of Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
         (b)     Purchase Price . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
         (c)     Closing Transactions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2

3.       POST-CLOSING PURCHASE PRICE ADJUSTMENT   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
         (a)     Closing Net Book Value . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
         (b)     Objections . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
         (c)     Purchase Price Adjustment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4

4.       CONDITIONS TO OBLIGATIONS OF PURCHASER . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
         (a)     Representations and Warranties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
         (b)     Performance of Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
         (c)     Litigation, Permits, Approvals, Etc. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
         (d)     Other Agreements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
         (e)     Opinion of Counsel for Sellers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
         (f)     Other Documents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
         (g)     Absence of certain Material Adverse Changes  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
         (h)     Due Diligence  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
         (i)     Board Approval . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
         (j)     Lease with Sellers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
         (k)     Employment of Certain Key Personnel  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
         (l)     Accountants' Reliance Letters. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7

5.       CONDITIONS TO OBLIGATIONS OF SELLERS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
         (a)     Representations and Warranties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
         (b)     Performance of Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
         (c)     Litigation, Permits, Approvals, Etc. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
         (d)     Other Agreements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
         (e)     Lease with Sellers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
         (f)     Opinion of Counsel for Purchaser . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8

6.       REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLERS . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
         (a)     Organization, Standing and Power . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
         (b)     Capitalization . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
         (c)     Legal Authority, Binding Effect  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
         (d)     No Conflicts etc.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
         (e)     Charter Documents and By-Laws  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9



         (f)     Outstanding Options, Warrants or Other Rights  . . . . . . . . . . . . . . . . . . . . . . . . . .     9
         (g)     Ownership  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    10
         (h)     Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         (i)     Liabilities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    10
         (j)     [intentionally omitted]  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    10
         (k)     Tax Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    10
         (l)     Title to Property and Related Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         (m)     Real Property Owned by Sellers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         (n)     Real Property Leased by the Company  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         (o)     Tangible Personal Property . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         (p)     Intangibles  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         (q)     Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         (r)     Litigation, Etc. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         (s)     Agreements, Etc. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         (t)     Compliance; Governmental Authorizations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         (u)     Labor Relations; Employees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         (v)     Employee Benefit Plans . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         (w)     Certain Changes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         (x)     Approvals  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         (y)     Accounts and Notes Receivable  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         (z)     Customers And Suppliers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         (aa)    Warranties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         (bb)    Miscellaneous. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
                          (i)     Prepaid Items . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
                          (ii)    Affiliated Transactions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
                          (iii)   Bank Accounts; Officers; Directors; Credit Cards    . . . . . . . . . . . . . . . .  23
                          (iv)    Business Generally  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
                          (v)     Interruption of Business  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
                          (vi)    No Brokers or Finders . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
                          (vii)   Minute Books  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
                          (viii)  Disclosures . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23

7.       REPRESENTATIONS AND WARRANTIES OF PURCHASER  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         (a)     Organization, Standing and Power . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         (b)     Authority  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         (c)     Approvals  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24

8.       ESCROW FUND  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24

9.       SURVIVAL OF REPRESENTATIONS AND WARRANTIES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25

10.      CONDUCT AND TRANSACTION PRIOR TO CLOSING . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         (a)     Access to Records and Properties of the Company  . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         (b)     Operation of Business of the Company . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26


         (c)     Negative Covenants . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         (d)     Standstill . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         (e)     Supplements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27

11.      ADDITIONAL COVENANTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         (a)     Employment and Noncompetition Agreements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         (b)     Lease Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         (c)     Guaranty of Receivables  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27

12.      TAX MATTERS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28

13.      COVENANTS OF PURCHASER . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         (a)     Purchaser's Employee Benefit Plans . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         (b)     Name Change  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         (c)     Release from Guarantees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         (d)     Contractor's License   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31

14.      INDEMNIFICATION OF PURCHASER . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31

15.      INDEMNIFICATION OF SELLERS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31

16.      RULES REGARDING INDEMNIFICATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32

17.      MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         (a)     Expenses: Etc. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         (b)     Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         (c)     Access to Records  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         (d)     Parties in Interest; Assignment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         (e)     Entire Agreement; Amendments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         (f)     Headings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         (g)     Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         (h)     Public Announcements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         (i)     Further Assurances . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         (j)     Waivers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         (k)     Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         (l)     Severability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         (m)     Guarantee  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37


                                    EXHIBITS
Exh.
----

 1(a)            Adjustment Escrow Agreement
 1(b)            Indemnity Escrow Agreement
 2               Consulting Agreement
 3               Lease Agreement
 4               Noncompetition Agreement
 5               Opinion of Sellers' Counsel
 6               Opinion of Purchaser's Counsel


                                  SCHEDULES

Sch.
----

4(k)             Key Personnel
6(a)             Foreign Qualifications
6(b)             Contracts Concerning Capital Stock
6(h)             Financials
6(i)             Liabilities
6(k)             Tax Matters
6(l)             Encumbrances
6(m)             Sellers' Property
6(n)             Leased Property
6(o)             Tangible Personal Property
6(p)             Intangibles
6(q)             Insurance
6(r)             Litigation
6(s)             Contracts
6(t)             Government Compliance
6(u)             Labor Relations; Employees
6(v)             Employee Plans
6(w)             Certain Changes
6(x)             Approvals
6(y)             Receivables
6(z)             Customers and Suppliers
6(aa)            Warranties
6 (bb)(i)        Prepaid Items
6(bb)(ii)        Affiliated Transactions
6(bb)(iii)       Bank Accounts
10(c)            Property Transferred to Sellers

                             POST-CLOSING SCHEDULES

Sch.
----
 1       Closing Financial Statements
 2       Closing Net Book Value
 3       Purchase Price Adjustment

                            STOCK PURCHASE AGREEMENT

                            RELATING TO THE PURCHASE
                          AND SALE OF THE OUTSTANDING
                      COMMON STOCK OF H. C. CONNELL, INC.




                         DATED AS OF OCTOBER __, 1995

                            STOCK PURCHASE AGREEMENT


                 STOCK PURCHASE AGREEMENT, dated as of October __, 1995 ("Agreement"), by and among Able Telcom Holding Corporation, a Florida corporation, or its designee ("Purchaser"), and H. C. Connell and Lois A. Connell, individuals residing at _______________________________ (hereinafter individually referred to as a "Seller" and collectively referred to as "Sellers").

                              W I T N E S S E T H:

                 WHEREAS, Sellers own an aggregate of 10,000 shares (the "Shares") of the common stock, par value $ 1.00 per share (the "Common Stock"), of H. C. Connell, Inc., a Florida corporation (the "Company"), which constitutes all of the issued and outstanding capital stock of the Company; and

                 WHEREAS, Sellers desire to sell to Purchaser, and Purchaser desires to purchase, all of the Shares from Sellers upon the terms and conditions and for a purchase price as set forth herein.

                 NOW, THEREFORE, in consideration of the premises and of the mutual promises of the parties hereto, the parties hereby agree as follows:

                 1.       PURCHASE AND SALE OF COMMON STOCK

                 Subject to the terms and conditions contained in this Agreement and in reliance upon the representations, warranties and agreements of the parties, on the Closing Date (as hereinafter defined), the Sellers shall sell, assign and deliver to Purchaser, and Purchaser shall purchase from Sellers, the Shares, free and clear of all Encumbrances (as hereinafter defined), at the price and on the payment terms set forth in this Agreement.

                 2.       CLOSING

                 (a) Time and Place of Closing. The consummation of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Richard C. Jans, P.A., 380 W. Alfred Street, Tavares, Florida 32778 at 10:00 a.m. on October 31, 1995 or at such other time, date and place as the parties may agree upon (the "Closing Date").

                 (b) Purchase Price. The aggregate purchase price of $________________ (the "Purchase Price") for the Shares, subject to the adjustments provided herein, shall consist of:

                          (i)     $_________, by wire transfer at the Closing
to an account designated by Sellers in writing at least five days prior to the Closing ("Closing Payment");

                          (ii)    $250,000, deposited in escrow (the
"Adjustment Escrow") with Proskauer Rose Goetz & Mendelsohn LLP as escrow agent (the "Escrow Agent") pursuant to an Escrow Agreement among Purchaser, the Sellers and the Escrow Agent, substantially in the form attached hereto as
Exhibit 1(a) (the "Adjustment Escrow Agreement").

                          (iii)   $250,000, deposited in escrow (the "Indemnity
Escrow") with the Escrow Agent pursuant to an Escrow Agreement among Purchaser, the Sellers and the Escrow Agent, substantially in the form attached hereto as
Exhibit 1(b) (the "Indemnity Escrow Agreement").

                 (c)      Closing Transactions.  On the Closing Date:

                          (i)     Sellers shall deliver or cause to be
delivered to Purchaser:

                                  (A)      duly issued certificates for an
aggregate of 10,000 shares of Common Stock, representing all of the then issued and outstanding shares of Common Stock, without legends, duly endorsed for transfer or accompanied by duly endorsed stock powers, as Purchaser shall designate, together with any required stock transfer stamps affixed and cancelled at the expense of Sellers;

                                  (B)      resignations of such officers and
directors of the Company, effective as of the Closing Date, as Purchaser shall designate in writing at least three days prior to the Closing Date;

                                  (C)      the minute books and stock records
of the Company;

                                  (D)      the certificates, agreements,
opinion and other instruments required to be delivered by Sellers hereunder;

                                  (E)      except as otherwise provided in
subsection (F) below, proof in a form satisfactory to Purchaser of termination of all shareholders agreements and employment agreements, if any, between the Company and any or all of the Sellers or among any of the Sellers;

                                  (F)      a consulting agreement (the
"Consulting Agreement"), fully and properly executed by H. C. Connell, substantially in the form attached hereto as Exhibit 2;

                                  (G)      estoppel certificates from the
lessor of each parcel of Real Property (as hereinafter defined) and from any subtenant of any of the Real Property;

                                  (H)      releases of any security interests
held in the Shares or in any other capital stock of the Company in form and substance mutually satisfactory to the parties hereto (the "Releases");

                                  (I)      a good standing certificate for the
Company, dated no later than 30 days before the Closing Date, from the State of Florida and all other jurisdictions in which it is required to be qualified to do business; and

                                  (J)      a lease agreement (the "Lease
Agreement"), fully and properly executed by Sellers and the Company, substantially in the form attached hereto as Exhibit 3.

                          (ii)    Purchaser shall deliver or cause to be
delivered to Sellers:

                                  (A)      the Closing Payment as required
under Paragraph 2(b) above; and

                                  (B)      the certificates, agreements,
opinion and other instruments required to be delivered by Purchaser hereunder.

                          (iii)   Sellers shall enter into Noncompetition
Agreements in form attached hereto as Exhibit 4 (the "Noncompetition
Agreements").

                          (iv)    Purchaser, Sellers and the Escrow Agent shall
enter into the Escrow Agreement and Purchaser shall deliver to the Escrow Agent the amount required under Paragraph 2(b)(ii) above.

                 3.       POST-CLOSING PURCHASE PRICE ADJUSTMENT

                 (a) Closing Net Book Value. Within 90 days following the Closing Date, Sellers shall cause the public accounting firm of Shumacker, Johnston & Ross, P.A., Leesburg, Florida ("SJR"), to prepare and deliver to Purchaser (i) audited financial statements for the Company as of the Closing Date (the "Closing Financial Statements"), and (ii) a calculation of the net book value of the Company as of the Closing Date (the "Closing Net Book Value"). During the preparation of the Closing Financial Statements, the Company shall cause SJR to give Purchaser's employees and agents access to all work papers, books and records relating to said Closing Financial Statements. The Closing Financial Statements, which shall be appended to this Agreement following the Closing as Post-Closing Schedule 1, shall be prepared in accordance with generally accepted accounting principles applied on the same basis and in accordance with the same practice standards and procedures used in the preparation of the unaudited financial statements of the Company for the period ended August 31, 1995 which heretofore have been delivered to Purchaser, and in accordance with all books, records and accounts of the Company, which shall be true, correct and complete, and shall present fairly the consolidated financial position of the Company as of the date of such audited financial statements. The Closing Net Book Value, which shall be set forth on Post-Closing Schedule 2, shall be certified by Sellers and audited by Shumacker, Johnston & Ross, P.A., which shall issue an unqualified report thereon. For the purpose of this Agreement, the term "Closing Net Book Value" shall be equal to the "Total Stockholders' Equity" as reflected on the Closing Financial

Statements as prepared by Shumacker, Johnston & Ross, P.A. (subject to adjustment is provided below) determined in conformity with generally accepted accounting principals consistently applied.

                 (b)      Objections.

                          (i)     Purchaser and its representatives shall have
the right to review all work papers and procedures used to prepare the Closing Financial Statements and the calculation of the Closing Net Book Value, and shall have the right to perform any other reasonable procedures necessary to verify the accuracy thereof. Unless Purchaser, within 30 days after delivery to Purchaser of the Closing Financial Statements and the calculation of the Closing Net Book Value, notifies Sellers in writing that it objects to the Closing Financial Statements and/or the calculation of the Closing Net Book Value, and specifies the basis for such objection, such Closing Financial Statements and Closing Net Book Value shall become final, binding and conclusive upon the parties for purposes of this Agreement; provided, however, that the fact that the Closing Financial Statements and Closing Net Book Value become final, binding and conclusive shall not affect in any manner the representations and warranties contained in this Agreement.

                          (ii)    If Purchaser and Sellers are unable to
resolve any objections to the Closing Financial Statements or the calculation of the Closing Net Book Value within 10 days after any such notification has been given, the dispute shall be referred to [DESIGNATE INDEPENDENT ACCOUNTANTS OTHER THAN CONNELL'S OR ABLE'S] for resolution (or, if ____________________________ is unavailable, to another nationally recognized public accounting firm mutually agreed upon by Purchaser and Sellers within five days from the date upon which ___________________________ notifies the parties that it is not available)(the "Reviewing Firm"). If the Purchaser and Sellers are unable to agree upon the designation of the Reviewing Firm within such time, either party may thereafter request that the President of the American Arbitration Association make such designation. The Reviewing Firm so designated will make a written determination as to each of the items in dispute, which determination shall be final, conclusive and binding upon each of the parties hereto; provided, however, that the fact that the Financial Statements and the calculation of the Closing Net Book Value become final, binding and conclusive shall not affect in any manner the representations and warranties contained in this Agreement. The Reviewing Firm shall be limited in its review to the items and calculations specified in the written notice presented to the Reviewing Firm from the Purchaser and Sellers. The Reviewing Firm shall issue a written report within 30 days following their designation, setting forth in reasonable detail its determination regarding the disputed
items.   Purchaser and Sellers agree to cooperate with each other and with each other's authorized representatives in order to resolve any and all matters in dispute under this Section 3 as soon as practicable and to share the fees and expenses of the designated accounting firm equally.

                 (c)      Purchase Price Adjustment.

                          (i)     Upon the Closing Financial Statements and the
Closing Net Book Value becoming final, binding and conclusive as set forth above, if the Closing Net Book Value is greater than $____________ [INSERT BOOK VALUE PER AUG. 31 STATEMENT], the Purchase Price shall be adjusted upward, dollar-for-dollar, by such difference (such difference, if any, hereinafter shall be referred to as the "Net Book Value Excess"); if the Closing Net Book Value is less than $____________, the Purchase Price shall be adjusted downward, dollar-for-dollar, by such difference (such difference, if any, hereinafter shall be referred to as the "Net Book Value Deficiency"); if the amount in respect of the line-item "cash and cash equivalents" included in the Financial Statements is less than $400,000, the Purchase Price shall be adjusted downward, dollar-for-dollar, by such difference (the amount of such downward adjustment, if any, hereinafter shall be referred to as the "Cash and Cash Equivalents Deficiency"). Any net upward or downward adjustments to the Purchase Price resulting from the calculation of the Net Book Value Excess, Net Book Value Deficiency and/or the Cash and Cash Equivalents Deficiency shall hereinafter be referred to as the "Purchase Price Increase" or the "Purchase Price Decrease," respectively, as the case may be.

                          (ii)    Within five days after the determination of
the Purchase Price adjustments, if any, required by Section 3(c)(i), the Purchase Price shall be adjusted and/or paid as follows:

                                  (A)      If there is a Purchase Price
Increase, Purchaser and Sellers shall instruct the Escrow Agent to disburse from the Adjustment Escrow to Sellers the total amount held in such Adjustment Escrow, and Purchaser shall pay to Sellers, in cash, an amount equal to the Purchase Price Increase;

                                  (B)      If there is a Purchase Price
Decrease, (i) Purchaser and Sellers shall instruct the Escrow Agent to immediately disburse to Purchaser from the Adjustment Escrow an amount equal to the Purchase Price Decrease, (ii) Purchaser and Seller shall instruct the Escrow Agent to disburse to Sellers the balance, if any, of the Adjustment Escrow. If the Purchase Price Decrease exceeds $250,000, then Sellers shall immediately pay to Purchaser the excess of the Purchase Price Decrease over $250,000.

                 The Purchase Price Adjustment, if any, shall be set forth on Post-Closing Schedule 3, which shall be appended to this Agreement.

                 4.       CONDITIONS TO OBLIGATIONS OF PURCHASER

                 The obligations of Purchaser to perform this Agreement are subject to the satisfaction of the following conditions on or prior to the Closing Date, unless waived in writing by Purchaser, and Sellers shall use their best efforts to cause such conditions to be fulfilled:

                 (a) Representations and Warranties. The representations and warranties of Sellers in this Agreement or in any Schedule, Exhibit, certificate or document delivered in connection herewith shall be true and accurate in all material respects on the Closing Date as though made on and as of the Closing Date, and on the Closing Date Purchaser shall have received a certificate signed by Sellers to that effect.

                 (b) Performance of Agreements. Sellers shall have duly performed, and shall have caused the Company to duly perform, in all material respects, on or before the Closing Date, all agreements and obligations required to be performed by them under this Agreement and Purchaser shall have received a certificate signed by Sellers to that effect.

                 (c) Litigation, Permits, Approvals, Etc. No action, suit or other proceeding shall be pending or overtly threatened before or by any court, tribunal or governmental authority seeking or threatening to restrain or prohibit the consummation of the transactions contemplated by this Agreement or seeking to obtain substantial damages in respect thereof, or involving a claim that consummation thereof would result in the violation of any law, decree, rule or regulation of any governmental authority having appropriate jurisdiction. Sellers shall have obtained, and shall have caused the Company to obtain, all necessary consents, waivers, permits and approvals, if any are required, from third parties or governmental authorities in connection with the execution, delivery and performance of their respective obligations under this Agreement and the transactions contemplated hereby including any consents, waivers, permits, or approvals necessary to convey the Shares to Purchaser and to continue in effect all Contracts listed on any Schedule to this Agreement as in effect on the date hereof, at no cost or other adverse consequence to Purchaser or the Company.

                 (d) Other Agreements. The agreements and instruments referred to in Paragraph 2(c)(i), (iii) and (iv) shall have been duly executed and delivered by the parties thereto.

                 (e) Opinion of Counsel for Sellers. Purchaser shall have received a written opinion from Richard C. Jans, P.A., counsel to Sellers, dated the Closing Date, substantially in the form attached hereto as Exhibit 5.

                 (f) Other Documents. The Company and Sellers shall have delivered to Purchaser such other certificates, instruments and other documents as Purchaser shall reasonably require in connection with the transactions contemplated by this Agreement.

                 (g) Absence of Certain Material Adverse Changes. There shall not have occurred since the date hereof (i) any material adverse change in the financial condition or results of operations of the Company or the Company's assets, liabilities, earnings, properties, net worth, business or prospects or (ii) any other event, loss, damage, condition or state of facts of any character which materially and adversely affects or can reasonably be expected in the ordinary course of events materially and adversely to affect the business, financial condition, results of operations, assets, liabilities, earnings, properties, net worth or prospects of the Company.

                 (h) Due Diligence. The Company and Sellers shall have provided Purchaser with access to all documents reasonably requested by Purchaser and to inspection of any and all of the Company's assets and facilities, and Purchaser shall be fully satisfied with its due diligence review of the Company.

                 (i) Board Approval. Purchaser's Board of Directors shall have approved the Agreement and the consummation of the transactions contemplated by the Agreement.

                 (j) Lease with Sellers. The Company and Sellers shall have delivered to Purchaser the Lease Agreement;

                 (k)      [intentionally omitted]

                 (l) Accountants' Reliance Letters. Sellers shall have delivered to Purchaser the written consent of Shumacker, Johnston & Ross, P.A., the independent auditors of the Financials, with respect to the use of those statements and the agreement to provide signed opinions and consents with respect thereto, at any time and from time-to- time, at no cost to Purchaser, on any required filings with the Securities and Exchange Commission by Purchaser for a period of one year after the Closing.

                 5.       CONDITIONS TO OBLIGATIONS OF SELLERS

                 The obligations of Sellers to perform this Agreement are subject to the satisfaction of the following conditions on or prior to the Closing Date, unless waived in writing by Sellers, and Purchaser shall use its best efforts to cause such conditions to be fulfilled:

                 (a) Representations and Warranties. The representations and warranties of Purchaser in this Agreement or in any certificate or document delivered in connection herewith shall be true and accurate in all material respects on the Closing Date as though made on and as of the Closing Date, and Sellers shall have received a certificate signed by a duly authorized officer of Purchaser to that effect.

                 (b) Performance of Agreements. Purchaser shall have duly performed in all material respects all agreements and obligations required to be performed by it under this Agreement on or before the Closing Date and Sellers shall have received a certificate signed by a duly authorized officer of Purchaser to that effect.

                 (c) Litigation, Permits, Approvals, Etc. No action, suit or other proceeding shall be pending or overtly threatened before or by a court, tribunal or governmental authority seeking or threatening to restrain or prohibit the consummation of the transactions contemplated by this Agreement or seeking to obtain substantial damages in respect thereof or involving a claim that consummation thereof would result in the violation of any law, decree, rule or regulation of any governmental authority having appropriate jurisdiction. Purchaser shall have obtained all necessary consents, waivers, permits and approvals, if any are required, from third parties or governmental authorities in connection with the execution, delivery and performance of its obligations under this Agreement and the transactions contemplated hereby.

                 (d) Other Agreements. The Payments, agreements and instruments referred to in Paragraph 2(c)(ii), (iii) and (iv) shall have been duly executed and delivered by the parties thereto.

                 (e) Lease with Sellers. The Company and Sellers shall have fully executed a lease, pursuant to which the Company shall lease the premises located at 400 McCormack Street, Leesburg, Florida, from Sellers, substantially in the form attached hereto as Exhibit 3;

                 (f) Opinion of Counsel for Purchaser. Sellers shall have received a written opinion from Proskauer Rose Goetz & Mendelsohn, LLP, Counsel to Purchaser, dated the Closing Date, substantially in the form attached hereto as Exhibit 6.

                 6.       REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLERS

                 Sellers, jointly and severally, represent and warrant to, and covenant with, Purchaser as follows:

                 (a) Organization, Standing and Power. The Company is a duly organized and validly existing corporation in good standing under the laws of Florida and has full power and authority to own, lease and operate its properties and to carry on its business as now being conducted in the manner of and in the places in which such business is now being conducted. The Company is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which it is required to be so qualified.
Schedule 6(a) contains a correct and complete list of each such jurisdiction in which the Company is so qualified.

                 (b) Capitalization. The Company has an authorized capitalization of 10,000 shares of common stock, par value $1.00 per share, of which 10,000 shares are issued and outstanding (and no shares are held as treasury stock). There are no other shares of capital stock or equity securities of the Company authorized. Each Seller owns that number of shares of the capital stock of the Company as are set forth opposite his or her name on Schedule 6(b) hereto. The Shares are duly authorized, validly issued and outstanding, fully paid and nonassessable with no personal liability attaching to the ownership thereof. Except for the Shares, there are no other shares of capital stock or equity securities issued or outstanding. Except as set forth on Schedule 6(b) (all of which shall be terminated or released on or prior to the Closing Date at no cost or adverse consequences to the Company or the Purchaser), no Seller is a party to any Contract (as defined below) relating to the transfer, sale, assignment, purchase, pledge, conveyance or other disposition of any of the Shares owned by such Seller.

                 (c) Legal Authority, Binding Effect. Sellers and the Company have, and will on the Closing Date have, full legal right, power and authority to execute, deliver and perform this Agreement, the Escrow Agreement, the Lease Agreement, the Noncompetition Agreements and the Consulting Agreement, and all other writings, spousal and other waivers and consents relating hereto (collectively the "Closing Documents") to be signed by the Sellers and/or the Company, and to consummate the transactions contemplated hereunder and thereunder, including selling and transferring the Shares to Purchaser. This Agreement does, and when executed by the Sellers and/or the Company, the other Closing Documents shall, constitute legal, valid and binding obligations of the Sellers and the Company and such other respective parties, enforceable in accordance with their respective terms.

                 (d) No Conflicts, etc. Neither the execution and delivery of this Agreement, nor any of the other Closing Documents, nor the consummation by Sellers of the transactions contemplated hereby or thereby, nor compliance with any of the provisions hereof or thereof, will: (i) conflict with or result in a breach of the Articles of Incorporation or By-Laws of the Company; (ii) violate any statute, law, rule or regulation or any order, writ, injunction or decree of any court or governmental authority; (iii) violate or conflict with, result in any breach of, constitute a default under, give rise to any right of termination or acceleration of, or require any consent, approval or other action of any third party, under any mortgage, indenture, or other agreement or writing of any nature to which any Seller or the Company is a party or by which any of them or their respective assets or properties may be bound other than the agreements listed on Schedule 6(x), respecting all of which Sellers shall have obtained appropriate consents except as otherwise noted on such Schedule.

                 (e) Charter Documents and By-Laws. The Sellers have delivered to Purchaser a true, correct and complete copy of the Articles of Incorporation (including all amendments thereto) of the Company certified by the Secretary of State of the relevant state of incorporation, and a true, correct and complete copy of the by-laws of the Company as currently in effect, which copies have been certified by the Secretary of the Company. No action or proceeding is pending or contemplated for the amendment of the Articles of Incorporation or the bylaws of the Company or for the dissolution or liquidation of the Company.

                 (f) Outstanding Options, Warrants or Other Rights. Other than as described on Schedule 6(b), the Company does not have outstanding any option, warrant or other right permitting or requiring it or others to purchase or acquire any shares of capital stock or other equity securities of the Company. There are no securities issued or outstanding which are convertible into or exchangeable for any of the foregoing and there are no contracts, commitments, agreements, understandings, arrangements or restrictions, whether or not in writing, to issue or grant any such option, warrant, right or convertible or exchangeable security. No shares of Common Stock or other securities of the Company are reserved for issuance for any purpose. There are no voting trusts or other contracts, commitments, agreements, understandings, arrangements or restrictions of any kind with respect to the ownership, voting or transfer of shares of Common Stock or other securities of the Company, including without limitation, any pre-emptive rights, rights of first refusal or similar rights. The

Company has no direct or indirect ownership interest in excess of 2% of the outstanding shares or beneficial interest in any corporation, business trust, firm, partnership, joint venture or other entity or organization. The Company has conducted its business only through the Company.

                 (g) Ownership. Except as set forth on Schedule 6(b), the Sellers are the sole lawful owners of record, and beneficially, of all of the issued and outstanding shares of Common Stock of the Company free and clear of all of the following (collectively, "Encumbrances"): security interests, liens, pledges, claims, charges, options, rights of first refusal, mortgages, indentures, encumbrances or other agreements, restrictions, limitations, third-party rights, obligations or commitments of any kind, whether written or verbal.

                 (h) Financial Statements. The Sellers have delivered to Purchaser (i) audited financial statements of the Company for the fiscal years ended June 30, 1993, 1994 and 1995, together with all related notes thereto and any reports thereon prepared by the Company's accountants (the "Historical Financials"); and (ii) unaudited financial statements of the Company for the two month period ended August 31, 1995 (the "Interim Financials") (the Historical Financials and the Interim Financials collectively are referred to as the "Financials"). The Financials, which are attached hereto as Schedule 6(h), are complete and correct, are in accordance with all books, records and accounts of the Company and present fairly the financial position of the Company and the results of operations and statements of cash flows as of the respective dates and for the respective periods indicated, in conformity with generally accepted accounting principles consistently applied throughout the periods indicated and with prior periods.

                 (i) Liabilities. The Company does not have any liabilities or obligations (whether direct or indirect, matured or unmatured, contingent or otherwise) of any nature, excluding income taxes which are provided for in the notes to the Financials, except (i) liabilities and obligations disclosed on the Financials, (ii) liabilities and obligations not specifically reflected, reserved against or given effect in the Financials which are disclosed specifically in Schedule 6(i) hereto, (iii) liabilities and obligations incurred in the ordinary course of business of the Company, consistent with past practice, between the date of the Interim Financials and the date hereof, which are of similar kinds and amounts as those set forth in the Interim Financials and which are not materially adverse to the operations or prospects of the Company's business (iv) liabilities and obligations fully covered by insurance, except for deductible amounts of the policies set forth in Schedule 6(p) hereto, and (v) other liabilities and obligations of the Company, as specifically disclosed in Schedule 6(i), incurred between the date of the Interim Financials and the date hereof.

                 (j)      [intentionally omitted]

                 (k)      Tax Matters.  Except as set forth on Schedule 6(k),
(i) the Company has filed or will file within the time prescribed by law all tax and information returns and tax reports (including but not limited to income, franchise, real property, sales, use, employment, estimated, severance, occupation, withholding, payroll, gross receipts, ad valorem, transfer, profit, excise, stamp taxes and custom duties) required to be filed with respect to the business and assets of the Company with the appropriate governmental agencies in all jurisdictions in which such returns and reports are required by law to be filed, has paid in full (or made adequate provision in the Financials with respect to returns and reports not yet due for the payment of) all taxes, interest, penalties, additions to tax, assessments or deficiencies due or claimed to be due on or in respect to all such tax and information returns and reports, and all such returns and reports filed for any year or period commencing prior to the Closing date are or will be true, correct and complete, with no omission, deficiency, error, misstatement or misrepresentation by the Company, (ii) true and complete copies of all such returns and reports and related documents have been made available and, when requested, have been supplied to Purchaser, (iii) the Company has not consented with any taxing authority to any extensions of time of any applicable statute of limitations in connection with the filing of such returns and reports or the payment of taxes and sums claimed due, (iv) the Company has not received any notice of any failure to file any such return or report or failure to pay any taxes or assessments, (v) the Financials of the Company contain adequate provisions for all federal, state, local and foreign income, franchise, real property, personal property, sales, use, occupation, excise, withholding, payroll, gross receipts, ad valorem, transfer, profit, employment, estimated, severance, stamp, custom duties and other taxes of the Company, including interest and penalties in respect thereof, required to have been accrued or for which the Company may be liable as of the respective dates thereof (as if the taxable year ended on such dates), (vi) the Company is not the subject of any pending or threatened tax examination nor is it a party to any proceeding or inquiry by any governmental authority for the assessment or the proposed assessment or for the collection of taxes, or interest or penalties with respect thereto, nor has any claim for the assessment or proposed assessment or for the collection of taxes, or interest or penalties with respect thereto, been asserted against the Company, (vii) there are no liens for taxes that are due and unpaid on any of the properties or assets of the Company, (viii) the United States Federal income tax returns of, and the state, local and foreign tax returns filed by the Company have not been audited by the United States Internal Revenue Service or the relevant tax authorities for any fiscal years of the Company ended on or after _________________, which are the only fiscal years (together with fiscal year ____) which are open and subject to audit or for which the statues of limitations for claims for tax deficiencies have not yet expired, (ix) the results of all prior audits by the Internal Revenue Service and the relevant tax authorities are properly reflected in the Financials and any deficiencies proposed or assessed have been paid, and (x) neither the Company nor any predecessor corporation has ever filed any consent pursuant to Section 341(f) of the Internal Revenue Code of 1986, as amended or any predecessor statute.

                 (l) Title to Property and Related Matters. Except as set forth on Schedule 6(l), the Company has good and marketable title to all the properties and assets included on the Interim Financials (except properties, interests in properties and assets sold or otherwise disposed of since the date of such Interim Financials in the ordinary course of business and otherwise consistent with the provisions of this Agreement), and shall have good and marketable title to all the properties and assets of the Company on the Closing Date, free and clear of all easements, rights of way, building or use restrictions, exceptions, reservations, limitations, or other Encumbrances of any kind, except as described in Schedule 6(l) hereto. Such properties and assets are in good order and working condition, ordinary wear and tear excepted, and there does not now exist and shall not exist at the Closing Date any condition which interferes with the economic value thereof or the use thereof in the manner used by the Company in its business prior to the date hereof. The Company has taken all actions reasonably necessary to maintain such properties and assets in good order and working condition in accordance with good business practices. The properties and assets owned, leased or licensed by the Company constitute all of the properties and assets necessary to conduct the business of the Company as it is presently conducted.

                 (m)      Real Property Owned by Sellers.

                          (i)     Schedule 6(m) contains a brief description of
the real property owned by Sellers and leased by the Company and the improvements (including buildings and other structures) located on such real property (including a brief description of the use to which such property is being employed and the termination date or notice requirement with respect to termination, annual rental and renewal or purchase options) (the "Sellers' Real Property"). Schedule 6(m) also lists all guarantees of such lease given by the Company or any other person or entity. Complete and correct copies of all such leases and guarantees have been delivered by Sellers to the Purchaser as of the date hereof. The Company or the Sellers have all required legal and valid occupancy permits and other required licenses or governmental approvals for the Sellers' Real Property. Except as set forth on Schedule 6(m) hereto, as of the date of this Agreement the Sellers have not received any notice of, nor do the Sellers have any knowledge of, (A) any violations (collectively, "Violations", and individually, a "Violation") of any applicable statute, rule or regulation or requirements of any federal, state or municipal department or agency having jurisdiction against or affecting the Sellers' Real Property or the construction, management, ownership, maintenance, operation, use, improvement, acquisition or sale thereof (including, without limitation, building, health, safety, zoning and Environmental Laws) (collectively, "Legal Requirements") whether or not officially noted or issued, or (B) any condition relating to the Sellers' Real Property which would constitute a Violation. The Sellers' Real Property is, and on the Closing Date shall be, in material compliance with any and all applicable Legal Requirements in any way pertinent or relating to the acquisition, operation, management, maintenance, use, improvement, sale, and ownership of the Sellers' Real Property. Sellers shall cause the Company to give Purchaser notice of any Violations of which Sellers or the Company shall obtain notice or knowledge between the date of this Agreement and the Closing. Sellers shall be jointly and severally responsible for the removal of all material Violations, if any, issued or existing with respect to the Sellers' Real Property which relate to the period up to and including the Closing Date, whether discovered before or after the Closing, and it shall be a condition to Purchaser's obligation to close the transactions contemplated by this Agreement that on the Closing Date, the Sellers' Real Property will be in material compliance with all Legal Requirements. Notwithstanding the foregoing, Sellers acknowledge that the closing of the transactions contemplated hereby shall not be deemed a waiver by Purchaser of Sellers' obligations pursuant to this Paragraph or of any rights which Purchaser may have as a result of a breach of the representations and warranties contained in this Paragraph.

                          (ii)    There is no (a) pending or, to the best of
Sellers' or the Company's knowledge, contemplated annexation or condemnation or similar proceedings affecting, or which may affect, all or any portion of the Sellers' Real Property (b) proposed or pending proceeding to change or redefine the zoning classification of all or any portion of such Sellers' Real Property or (c) proposed change in road patterns or grades which may adversely affect access to any roads providing a means of ingress to or egress from the Sellers' Real Property.

                          (iii)   There is no pending imposition of any special
or other assessments for public betterments or otherwise, and there are no proposed or, to the best of Sellers' knowledge, pending special assessments affecting the Sellers' Real Property or any portion thereof or any penalties or interest due with respect to real estate taxes assessed against all or any portion of the Sellers' Real Property that are payable by the Company and could result in a lien against the Sellers' Real Property.

                          (iv)    Except as listed on Schedule 6(m), (a) the
Sellers' Real Property (including all improvements thereon) does not contain any underground storage tanks, asbestos, polychlorinated biphenyls, solid wastes, or hazardous substances as such terms may be defined by all applicable federal, state and local environmental protection laws and regulations ("Environmental Laws"); (b) no part of the Sellers' Real Property has been listed, or proposed for listing on the National Priorities List pursuant to the Comprehensive Environmental Response, Compensation and Liability Act or on a registry or inventory of inactive hazardous waste sites maintained by any state and the Sellers have not received any notices that they are a potentially responsible person under such Act or any similar statute, rule or regulation with respect to any hazardous waste site; and (c) except as listed on Schedule 6(r), the Sellers have not caused or permitted to exist, as a result of an intentional or unintentional action or omission on their part, a disposal, discharge or release (including the movement of material through or in air, soil, surface or ground water) on or from the Sellers' Real Property of solid wastes, pollutants or hazardous substances as such terms are defined by the Environmental Laws unless said disposal, discharge or release was pursuant to and in compliance with the conditions of a permit issued by an appropriate federal, state or local governmental agency. Any liability or obligation with respect the foregoing, to the extent such liability or obligation relates to or arises out of conditions or matters in existence or activities or events which occurred on or prior to the Closing, constitute a liability or obligation for which Purchaser shall be indemnified pursuant to Section 14 regardless of whether Sellers had knowledge thereof.

                          (v)     Except as listed on Schedule 6(m), the
Sellers' Real Property has adequate water and sewer supply for the present use of the Sellers' Real Property and all sewer and water supply facilities required for the present use of the Real Property are properly and fully installed and operating. All other public or private utilities necessary for the operation of the Sellers' Real Property for its present use are properly and fully installed and operating. All such utilities enter the Sellers' Real Property through adjoining public streets or through valid easements across adjoining private lands, and all installation, connection and capital recovery charges in connection with such utilities have been paid in full.

                          (vi)    Except as listed on Schedule 6(m), to the
extent any improvements have been made to the Sellers' Real Property, such improvements have been completed and there are no interior or exterior structural defects or other material defects in such improvements or any material defect in the plumbing, electrical, mechanical, heating, ventilating or air-conditioning systems or other systems; and all such systems are in good working order, and all roofs and basements are in good condition and free of leaks.

                          (vii)   Neither the Company nor any Seller has
received nor do they have knowledge of any notice or request from any insurance company or Board of Fire Underwriters (or organization exercising functions similar thereto) or from any mortgagee requesting the performance of any work or alteration in respect of the Sellers' Real Property.

                          (viii)  There has been no damage to any portion of
the Sellers' Real Property caused by fire or other casualty which has not been fully repaired or restored.

                          (ix)    All oil and/or gas burners, incinerators,
furnaces and other fuel burning devices at the Sellers' Real Property comply with all applicable Laws, including, without limitation, all air pollution and environmental control laws.

                 (n)      Real Property Leased by the Company.

                          (i)     The Company owns no real property.  Schedule
6(n) contains a list and brief description of all real property leased by the Company, other than the Sellers' Real Property, and the improvements (including buildings and other structures) located on such real property (including a brief description of the use to which such property is being employed and the termination date or notice requirement with respect to termination, annual rental and renewal or purchase options) (excluding the Sellers' Real Property, the "Real Property"). Schedule 6(n) also lists all guarantees of such leases given by the Company or any other person or entity. Complete and correct copies of all such leases and guarantees have been delivered by Sellers to the Purchaser as of the date hereof. The Company (or the lessor under the relevant lease), has all required legal and valid occupancy permits and other required licenses or governmental approvals for each of the properties and premises leased, used or occupied by the Company. Each such lease is legal, valid and binding as between the Company, and the other party or parties thereto and the Company is a tenant or possessor in good standing thereunder, free of any default or breach whatsoever and quietly enjoys the premises provided for therein. Each rental and other payment due thereunder has been duly made; each act required to be performed has been duly performed; and no act forbidden to be performed has been performed thereunder. The Company has the legal right (without the consent or other approval of any other party) to possess and quietly enjoy each of such premises and properties under each of such leases to which it is a party. Except as set forth on Schedule 6(n) hereto, as of the date of this Agreement the Company has not received any notice of, nor do the Sellers have any knowledge of, (A) any violations of any applicable Legal Requirements whether or not officially noted or issued, or (B) any condition relating to the Real Property which, to the best knowledge of Sellers, would constitute a Violation. The Real Property is, and on the Closing Date shall be, to the best of

Sellers' and the Company's knowledge, in full compliance with any and all applicable Legal Requirements in any way pertinent or relating to the acquisition, operation, management, maintenance, use, improvement, sale, and ownership of the Real Property. Sellers shall cause the Company to give Purchaser notice of any Violations of which Sellers or the Company shall obtain notice or knowledge between the date of this Agreement and the Closing. Notwithstanding any qualifications of the foregoing representations by reference to Sellers' or the Company's knowledge, Sellers shall be jointly and severally responsible for the removal of such Violations as relate solely to the Company's use and operation of such Real Property, if any, issued or existing with respect to the Real Property which relate to the period up to and including the Closing Date, whether discovered before or after the Closing, and it shall be a condition to Purchaser's obligation to close the transactions contemplated by this Agreement that on the Closing Date, the Real Property will be in full compliance with all Legal Requirements. Notwithstanding the foregoing, Sellers acknowledge that the closing of the transactions contemplated hereby shall not be deemed a waiver by Purchaser of Sellers' obligations pursuant to this Paragraph or of any rights which Purchaser may have as a result of a breach of the representations and warranties contained in this Paragraph.

                          (ii)    There is, to the best of Sellers' or the
Company's knowledge, no (a) pending or contemplated annexation or condemnation or similar proceedings affecting, or which may affect, all or any portion of the Real Property (b) proposed or pending proceeding to change or redefine the zoning classification of all or any portion of such Real Property or (c) proposed change in road patterns or grades which may adversely affect access to any roads providing a means of ingress to or egress from the Real Property.

                          (iii)   There is, to the best of Sellers' or the
Company's knowledge, no pending imposition of any special or other assessments for public betterments or otherwise, and there are no proposed or, pending special assessments affecting the Real Property or any portion thereof or any penalties or interest due with respect to real estate taxes assessed against all or any portion of the Real Property that are payable by the Company and could result in a lien against the Real Property.

                          (iv)    Except as listed on Schedule 6(n), to the
best of Sellers' or the Company's knowledge (a) the Real Property now leased or any other Real Property ever owned or operated by the Company or a predecessor (including all improvements thereon) does not contain any underground storage tanks, asbestos, polychlorinated biphenyls, solid wastes, or hazardous substances as such terms may be defined by the Environmental Laws; (b) no part of the Real Property now leased or any other Real Property ever owned or operated by the Company or any predecessor has been listed, or proposed for listing on the National Priorities List pursuant to the Comprehensive Environmental Response, Compensation and Liability Act or on a registry or inventory of inactive hazardous waste sites maintained by any state and the Company has not received any notices that it is a potentially responsible person under such Act or any similar statute, rule or regulation with respect to any hazardous waste site; and (c) except as listed on Schedule 6(r), the Company has not caused or permitted to exist, as a result of an intentional or unintentional action or omission on its part, a disposal, discharge or release

(including the movement of material through or in air, soil, surface or ground water) on or from the Real Property of solid wastes, pollutants or hazardous substances as such terms are defined by the Environmental Laws unless said disposal, discharge or release was pursuant to and in compliance with the conditions of a permit issued by an appropriate federal, state or local governmental agency.

                          (v)     To the knowledge of the Company and Sellers,
and except as listed on Schedule 6(n), to the extent any improvements have been made to the Real Property, such improvements have been completed and there are no interior or exterior structural defects or other material defects in such improvements or any material defect in the plumbing, electrical, mechanical, heating, ventilating or air-conditioning systems or other systems; and all such systems are in good working order, and all roofs and basements are in good condition and free of leaks.

                          (vi)    Neither the Company nor any Seller has
received nor do they have knowledge of any notice or request from any insurance company or Board of Fire Underwriters (or organization exercising functions similar thereto) or from any mortgagee requesting the performance of any work or alteration in respect of the Real Property.

                          (vii)   There has been no damage to any portion of
the Real Property caused by fire or other casualty which has not been fully repaired or restored.

                 (o) Tangible Personal Property. Schedule 6(o) contains a list of each item of machinery, equipment, furniture, fixtures, raw materials, computers, vehicles and other fixed assets (collectively, the "Personal Property") of the Company included on the Financials. Schedule 6(o) also contains a list and brief description of each lease or other agreement under which the Company leases, licenses, holds or operates any item of such Personal Property.

                 (p) Intangibles. Schedule 6(p) contains a list of (A) all non-governmental licenses held by the Company (including, as to each such license, the name of the licensee and licensor, a description of the subject matter of the license, the termination date or notice requirement with respect to termination, basis of royalties calculation and renewal options) and (B) all trademarks, trade names (including the Company's corporate name), service marks, copyrights, know-how, patents and applications for any of the foregoing owned by or registered in the name of the Company or otherwise relating to or used in connection with the business of the Company and (C) computer programs and software, all proprietary processes, operating procedures, and other documents and information necessary to enable Purchaser to conduct the business of the Company in substantially the same manner as it has been conducted to date (collectively, the "Intangibles"). Except as set forth on Schedule 6(p), the Company owns or has valid license, as the case may be, for all Intangibles and pays no royalty with respect to any of them and the Company has the exclusive right to bring actions for the infringement thereof. The Company has not violated any such license or infringed any trademark, trade name, service mark, copyright, know-how, patent or proprietary right of any other person or entity. The Company has a license for all computer software necessary for the operation of the business in accordance with current practice. Except as listed on Schedule 6(p), there is no pending or, to the best of the knowledge of Sellers or the Company, threatened claim or litigation against the Company contesting its right to use, or the validity of, or asserting the misuse of any of the Intangibles of the Company.

                 (q) Insurance. Schedule 6(q) contains a true and complete list and a brief description (including name of insurer, agent, annual premium, coverage and expiration date) of all insurance policies (including "key man" policies, if any) currently in force with respect to the business and assets of the Company including, without limitation, of liability, burglary, theft, fidelity, life, fire and other forms of insurance of any kind. The Company is in compliance with all of the provisions of its insurance policies and is not in default under any of the terms thereof. Each such policy is outstanding and in full force and effect and the Company is the sole beneficiary of its policies. All premiums and other payments due from the Company under or on account of any such policy have been paid. Sellers shall cause the Company to keep all such insurance coverage in full force and effect through the Closing Date. The products liability, personal injury and property damage insurance maintained by the Company has been on an "occurrence" basis during the three year period prior to the Closing Date. All tangible assets are insured at replacement value. The Company has furnished to Purchaser copies of all reports of inspections by insurance carriers from ______________, through the date hereof. Schedule 6(q) sets forth all property damage or personal injury claims asserted against the Company during the past three years. The Company has given each notice and presented each claim under each such policy and taken any other required action with respect thereto in due and timely fashion. All such claims have been or are being defended by insurance carriers without reservation and are totally covered by insurance. Copies of all such policies have been furnished to Purchaser.

                 (r) Litigation, Etc. Except as disclosed in Schedule 6(q) or in Schedule 6(r), there are no actions, suits, claims, inquiries, proceedings or investigations pending or, to the best of Sellers' knowledge, threatened against or affecting the Company or Sellers or their respective businesses, assets or properties or the Shares, at law or in equity, before or by any court, commission, board, bureau, agency, instrumentalities or other foreign, federal, state, local or other governmental authority. Neither of the Sellers knows of any basis for any such action, suit, claim, charge, investigation or proceeding and, except as set forth on Schedule 6(q) or on
Schedule 6(r), none of the foregoing has been pending during the last five years. There is no outstanding order, injunction or decree of any court or governmental agency against or affecting the Company, its assets or business or the Shares. Also listed on Schedule 6(r) is a description of each action brought or presently intended to be brought on behalf of the Company except collection actions in each case involving less than $5,000 and with respect to which there is no claim, counterclaim or cross-claim whether actual or threatened, by any party other than the Company. All costs and liabilities relating to any litigations listed on Schedule 6(q) are fully covered by existing insurance of the Company (except to the extent of any applicable deductible).

                 (s) Agreements, Etc. Schedule 6(s) contains a true and complete list of all written and oral contracts, agreements, leases, mortgages, indentures, guarantees, commitments, understandings, licenses and other instruments and obligations of any kind (collectively "Contracts") to which the Company is a party or by which any of its assets are bound. True and complete copies of all Contracts listed on Schedule 6(s) (or, in the case of oral contracts, accurate summaries) have been delivered to Purchaser. With respect to all Contracts, whether listed on Schedule 6(s) or on any other Schedule to this Agreement, except as otherwise set forth on such Schedules, (i) all Contracts are in full force and effect and constitute legal, valid and binding obligations of the respective parties thereto; (ii) the Company has performed all obligations required to be performed by it and no default, or event which with notice or lapse of time or both would constitute a default, exists in respect thereof on the part of the Company or, to the knowledge of Sellers, the other parties thereto; (iii) the continuation, validity and effectiveness of all Contracts under the current material terms thereof (including without limitation the current rentals under any leases or licenses) will in no way be affected by the transfer of the Shares to Purchaser under this Agreement or, if any would be affected without a consent or waiver, Sellers shall cause an appropriate consent or waiver respecting such transfer to be delivered to Purchaser prior to the Closing Date with no adverse consequences to the Company or Purchaser; and (iv) all Contracts have been entered into on an arms-length basis and none is materially burdensome to the Company's business (except with respect to Contracts with affiliated parties which are so indicated on Schedule 6(s)). If any Contracts are subject to expiration or termination prior to the Closing Date, Sellers shall, if requested by Purchaser, use their best efforts to extend such Contracts on reasonable terms in accordance with its past practice, after consultation with Purchaser.

                 (t)      Compliance; Governmental Authorizations.

                          (i)     Except as set forth on Schedule 6(t), (A) the
Company is and for the past five years has been in material compliance with all foreign, federal, state and local laws, statutes, ordinances, rules, regulations and orders applicable to the operation, conduct or ownership of its business or properties, including without limitation matters relating to the environment, anti-competitive practices, improper payments, discrimination, employment, health and safety (including but not limited to the Occupational Safety and Health Act ("OSHA"), the Clean Water Act, the Clean Air Act, the Resource Conservation and Recovery Act, the Toxic Substances Control Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Equal Employment Opportunity Act ("EEOC") or any amendments thereto) and has not received any notice or charge asserting any violation of any such law; (B) except as described on Schedule 6(m) or 6(n), the Company has not disposed of any solid wastes or pollutants in any manner which may form the basis for any present or future claim, demand or action seeking cleanup of any site, location, or body of water, surface or subsurface; and (C) the Company has all federal, state and local governmental licenses, permits, approvals, authorizations and consents ("Permits") necessary in the conduct of its business, and such Permits are in full force and effect, and no violations are or have been recorded in respect of any thereof, and no proceeding is pending or threatened to revoke or limit any thereof. Schedule 6(t) contains a list of: (1) all such governmental Permits (none of which will be affected by the transfer of the Shares unless otherwise indicated on said Schedule) and (2) all consents, orders, decrees and other compliance agreements under which the Company is operating or bound, copies of all of which have been furnished to Purchaser. Within the past five years, the Company has not entered into any agreement with, had any material dispute with, or, to the Sellers' knowledge, been investigated by any governmental authority, community group or other third party that could restrict the operation of its business.

                          (ii)    The Company has furnished to Purchaser copies
of all reports of inspections relating to the Company's business and properties prior to the date hereof under OSHA, EEOC and EPA or comparable state or local legislation and all other applicable federal, state and local laws and regulations. The deficiencies, if any, noted on such reports or any deficiencies noted by inspection through the Closing Date have been corrected or have been adequately reserved against on the Financials. Except as listed on Schedule 6(t), Sellers and the Company do not know or have reason to know of any other safety, health, environmental, anti-competitive, discrimination or employment problems relating to the business, assets or employment practices of the Company.

                 (u) Labor Relations; Employees. The Company has a total of approximately __ employees and has generally enjoyed a good employer-employee relationship with its employees. Schedule 6(u) contains a list of all current officers, managers, directors, employees, consultants and independent contractors of the Company who during the present calendar year are expected to receive aggregate remuneration (bonus, benefits and salary) in excess of [$25,000] from the Company, together with the current job title and aggregate remuneration rate (bonus, benefits and salary) for each such person. Purchaser has been supplied with true and complete copies of all personnel codes, practices, procedures, policies, affirmative action programs and similar materials. The Company has accrued by adequate reserves on the Financials all wages, salaries, bonuses, vacation pay and other direct, indirect and deferred compensation earned by, or accrued for the benefit of, all employees of the Company. Except as set forth on Schedule 6(u), upon termination of the employment of any Company employee by Purchaser, neither Purchaser nor the Company will incur any liability for any severance or termination pay, pension or profit-sharing benefit or other similar payment except as listed on Schedule 6(u). Except as listed on Schedule 6(u), the Company has not engaged in any unfair labor practice, there is no unfair labor practice or similar complaint against the Company pending before the National Labor Relations Board or similar authority or strike, dispute, slowdown or stoppage pending or, to the knowledge of the Company and Sellers, threatened against or involving the Company or any complaint pending before the EEOC or any comparable federal, state or local fair employment practices agency and none has occurred during the last five years; no union organization efforts are pending, nor have any occurred during the past three years, at any facility of the Company and no collective bargaining agreement is currently in effect or being negotiated by Company; no grievance procedure or arbitration proceeding is pending under any collective bargaining agreements or otherwise and the Company has not received any notice from any labor union or group of employees that such union or group represents or believes it represents or intends to represent any of the employees of the Company. Neither the Company nor any officer or director of the Company has made any loan or given anything (with the exception of gifts which individually and in the aggregate are immaterial in value), of value directly or indirectly, to any officer, official, agent or representative of any labor union or group of employees. Except as set forth on Schedule 6(u), the Company has materially complied with all laws relating to the employment of labor, including any provisions thereof relating to wages, hours, equal employment, safety, collective bargaining and the payment of social security and similar taxes, and the Company is not liable for any arrears of wages or any taxes or penalties for failure to comply with any of the foregoing.

                 (v)      Employee Benefit Plans.

                          (i)     All employee benefit plans, as defined in
Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and any other pension, bonus, deferred compensation, stock bonus, stock purchase, postretirement medical, hospitalization, health and other employee benefit plan, program or arrangement, whether formal or informal, under which the Company has any obligation or liability, or under which any employee or former employee of the Company has any rights to benefits (the "Benefit Plans") are set forth on Schedule 6(v) hereto. None of the Benefit Plans is (i) subject to the funding requirements in Title I, Subtitle B, Part 3 of ERISA or Section 412 of the Internal Revenue Code of 1986, as amended (the "Code"), (ii) subject to Title IV of ERISA or (iii) a "multiemployer plan", as such term is defined in Section 3(37) and 4001(a)(3) of ERISA and Section 414(f) of the Code. The Company is not a member of a "controlled group" within the meaning of Section 414(b), (c), (m) and (o) of the Code or Section 4001(b)(1) of ERISA.

                          (ii)    In all material respects, the terms of the
Benefit Plans are, and the Benefit Plans have been administered, in accordance with the applicable requirements of ERISA, the Code, applicable law and the respective plan documents. None of the Benefit Plans are under audit or is the subject of an investigation by the Internal Revenue Service, the U.S. Department of Labor or any other federal or state governmental agency. Except as disclosed on Schedule 6(v), all reports and information required to be filed with, or provided to, the United States Department of Labor, Internal Revenue Service, Pension Benefit Guaranty Corporation (the "PBGC") and plan participants and beneficiaries with respect to each Benefit Plan have been, in all material respects, timely filed or provided. With respect to each Benefit Plan for which an Annual Report has been filed, no material change has occurred with respect to the matters covered by the most recent Annual Report since the date thereof, except as disclosed in Schedule 6(v).

                          (iii)   The Company does not now, and in the past has
not, maintained an "employee pension benefit plan," as defined in Section 3(2) of ERISA.

                          (iv)    With respect to each Benefit Plan, all
contributions, premiums or other payments due or required to be made to such plans as of the Closing Date have been or will be made prior to the Closing Date or have been accrued on the Closing Balance Sheet.

                          (v)     There are not now, nor have there been, any
"prohibited transactions," as such term is defined in Section 4975 of the Code or Section 406 of ERISA, involving the Company with respect to the Benefit Plans that could subject the Company or any other party-in-interest to the penalty or tax imposed under Section 502(i) of ERISA and Section 4975 of the Code.

                          (vi)    No claim, lawsuit, arbitration or other
action has been instituted, asserted or to the knowledge of the Company and Sellers threatened by or on behalf of such Benefit Plans or by any employee alleging a breach or breaches of fiduciary duties or violations of other applicable state or federal law with respect to such Benefit Plans, which could result in liability on the part of the Company or a Benefit Plan under ERISA or any other law, nor is there any known basis for successful prosecution of such a claim, and Purchaser will be notified promptly in writing of any such threatened or pending claim arising between the date hereof and the Closing.

                          (vii)   Except as set forth on Schedule 6(v)
regarding life insurance or as may be required by the Consolidated Omnibus Budget and Reconciliation Act of 1985, as amended ("COBRA"), no Benefit Plan which is an employee welfare benefit plan (within the meaning of Section 3(i) of ERISA) provides for continuing benefits or coverage for any participant or beneficiary of a participant after such participant's termination of employment nor does the Company have any current or projected liability under any such plans.

                          (viii)  The Company has not maintained or contributed
to, nor does the Company currently maintain or contribute to, any severance pay plan.

                          (ix)    No individual will accrue or receive any
additional benefits, service, or accelerated rights to payment or vesting of benefits under any Benefit Plan as a result of the transactions contemplated by this Agreement.

                          (x)     The Company has in all material respects
complied with the requirements of COBRA.

                 (w)      Certain Changes.  Except in each case as listed in
Schedule 6(w) hereto, since December 31, 1994, there has not been (i) any material change in the earnings assets, properties, business operations, prospects or goodwill of the Company, other than changes occurring in the ordinary course of business which, either separately or in the aggregate, have not materially and adversely affected any thereof; or (ii) any material loss or damage (including, without limitation, as a result of (whether or not covered by insurance) any fire, flood, accident, exploitation, strike, labor disturbance, riot, act of God or the public enemy or other calamity or casualty or otherwise) of or to the assets and properties of the Company.

                 (x) Approvals. Except as set forth on Schedule 6(x) hereto, no consent or approval of, or notification to any person, party, court, governmental authority or other entity is required to be obtained by the Company or Sellers in connection with the execution and delivery of this Agreement or the performance of the terms hereof or the consummation of the transactions provided for herein. Each act required to be taken by or on the part of the Company and Sellers to carry out this Agreement or any other related agreement or Closing Document and the transactions contemplated hereby have been duly and properly taken.

                 (y)      Accounts and Notes Receivable.   Except as set forth
on Schedule 6(y), the Company has no accounts receivable other than those of customers. The reserves for uncollectible items shown on the Financial are sufficient in amount. The books and records of the Company state correctly the facts stated therein with respect to each Receivable and the balance due thereon. Each payment reflected on such books and records as having been made on each such Receivable was made by the respective account debtor and not directly or indirectly by any shareholder, director, officer, employee or agent of the Company. At least [95 PERCENT] of such Receivables shall be collectible in their full recorded amount (without giving effect to any reserves and including any accounts or notes receivable written off after _____________), with no offset or counterclaim prior to the date that is 120 days past the Closing Date, except for the notes listed on Schedule 6(y) which have a later maturity date, as indicated on such Schedule, which notes shall be paid on or before such maturity dates. Sellers have caused the Company to deliver to Purchaser an aged list of unpaid accounts and notes receivable owing to the Company from third parties as of ____________ and shall cause the Company to furnish to Purchaser an aged accounts receivable schedule as of a date within five days prior to the Closing Date. Each Receivable and each such document and instrument and each transaction underlying or relating to it conforms in all material respects, including, without limitation, in respect of interest rates charged, notices given and disclosures made, to the requirements and provisions of each applicable law, rule or regulation relating to credit, consumer credit, credit practices, credit advertising, credit reporting, retail installment sales, credit cards, collections, usury, interest rates and truth-in-lending, including, without limitation, the Federal Truth in Lending Act, as amended and Regulation Z issued by the Board of Governors of the Federal Reserve System thereunder.

                 (z) Customers. Schedule 6(z) is a true and complete list of the [10] largest customers (measured by U.S. dollar volume in each case) of the Company during each of the last two fiscal years, showing, with respect to each, the name and dollar volume involved which each such customer represented. The Company is not required to provide any bonding or other financial security arrangements in connection with any transactions with any of its customers in the ordinary course of its business, except as provided on Schedule 6(z). Except as set forth on Schedule 6(z), the Company is not engaged in any material disputes with its customers. Sellers are unaware of any loss or threatened loss of any customer, supplier, distributor, or account of the Company which is material to the business of the Company nor are Sellers aware of any customer which is considering termination, nonrenewal or any adverse modification of its arrangements with the Company. While the Sellers are not able to guarantee that the transactions contemplated by this Agreement will not have an adverse effect on Purchaser's relationship with any of the Company's customers or suppliers after the Closing Date, and the Sellers are making no representation to such effect, Sellers have no knowledge of any specific reason why any customer or supplier will not continue to do business with the Company or any expressed intent not to so continue.

                 (aa) Warranties. Schedule 6(aa) is a true and complete list of the warranty bonds and Contracts with express warranty provisions under which the Company is obligated to provide repairs or replacements.

                 (bb)     Miscellaneous.

                          (i)     Prepaid Items.  Except as provided on
Schedule 6(bb)(i), the assets of the Company recorded on the Financials do not and will not include any contracts for future services or prepaid items or deferred charges, the full value or benefit of which will not be usable by the Company, or any goodwill, organization expense or other intangible asset.

                          (ii)    Affiliated Transactions.  Schedule 6(bb)(ii)
lists all amounts paid (or deemed for accounting purposes to have been paid) by the Company to, or received by the Company from, Sellers or any of Sellers' affiliates during the current and the last three fiscal years for products or services (including any charge for management, interest, capital employed, administrative, purchasing, financial or other services).

                          (iii)   Bank Accounts; Officers; Directors; Credit
Cards. Schedule 6(bb)(iii) is a list of all bank accounts and safe deposit boxes in the name of or controlled by the Company and details about the persons having access thereto. Schedule 6(bb)(iii) also contains a list of all officers, directors and managers of the Company and all credit cards under which the Company has current or future liability and the names of the persons holding such cards. All personal charges made on such credit cards through the Closing Date shall be paid to the Company by the holders of such cards on or prior to the payment date for such charges.

                          (iv)    Business Generally.  Since January 1, 1995,
to the best knowledge of Sellers and the Company, there have been no events, transactions or information affecting or relating to the Company specifically which could be reasonably expected to have a material adverse effect on the business and operations of the Company.

                          (v)     Interruption of Business.  The Company has
not suffered or experienced any interruption of its business and operations at any time during the past five years.

                          (vi)    No Brokers or Finders.  No person or entity
is entitled to any brokerage commission, finder's fees, advisory or other like payment from the Company or Sellers in connection with this Agreement or the transactions contemplated hereby.

                          (vii)   Minute Books.  The minute books of the
Company, as previously made available to Purchaser, contain complete and accurate records of all meetings and accurately reflect all other corporate action of the respective shareholders and board of directors of the Company.

                          (viii)  Disclosures.  No representation or warranty
by Sellers contained in this Agreement, and no statement contained in any certificate, Schedule, Exhibit, list or other writing furnished to Purchaser by or at the direction of the Company or the Sellers in connection with this transaction, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading. All Schedules and Exhibits hereto are true and complete.

                 7.       REPRESENTATIONS AND WARRANTIES OF PURCHASER

                 Purchaser represents and warrants to Sellers, as follows:

                 (a) Organization, Standing and Power. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of [FLORIDA]. Purchaser has all requisite corporate power and authority to execute, deliver and perform this Agreement and all other writings relating hereto.

                 (b) Authority. The execution, delivery and performance of this Agreement and all other writings relating hereto by Purchaser have been duly and validly authorized by the Board of Directors and, if required by law or otherwise, by the shareholders of Purchaser. This Agreement and all other writings relating hereto to be signed by Purchaser constitute the valid and binding obligations of Purchaser enforceable in accordance with their respective terms. Neither the execution and delivery of this Agreement or any other writing relating hereto nor the consummation by Purchaser of the transactions contemplated hereby or thereby, nor compliance by Purchaser with any of the provisions hereof or thereof, will: (i) conflict with or result in a breach of the Certificate of Incorporation or By-Laws of Purchaser; (ii) violate any statute, law, rule or regulation or any order, writ, injunction or decree of any court or governmental authority; or (iii) violate or conflict with or constitute a default under (or give rise to any right of termination, cancellation or acceleration under) any agreement or writing of any nature or restriction of any kind to which Purchaser is a party or by which it or its assets or properties may be bound.

                 (c) Approvals. No consent or approval of or notification to any governmental authority is required in connection with the execution and delivery by Purchaser of this Agreement, any writing relating hereto or the consummation of the transactions contemplated hereby or thereby. There are no claims, actions, suits, inquiries, proceedings or investigations pending or, to the best of Purchaser's knowledge, after due inquiry, threatened against Purchaser or any affiliate or their respective businesses which might enjoin, delay or prevent consummation of the transactions contemplated by this Agreement.

                 8.       ESCROW FUNDS

                 Contemporaneously with the Closing hereunder and pursuant to Sections 2(b)(ii) and (iii) hereof, Purchaser shall cause to be deposited into interest bearing escrow accounts (the "Escrow Funds") established with the Escrow Agent, an amount equal to $250,000 in each

Escrow Fund. The Escrow Agent shall serve as trustee over such funds in accordance with the Escrow Agreements. The Escrow Agent shall be authorized to disburse the Escrow Funds, or portions thereof, only pursuant to and in accordance with the Escrow Agreements.

                 9.       SURVIVAL OF REPRESENTATIONS AND WARRANTIES

                 All representations and warranties made by any party to this Agreement or pursuant hereto shall survive the Closing hereunder for a period of two years from the Closing Date except that the representations and warranties contained in or made pursuant to Paragraphs 6(b), 6(f), 6(g), shall survive the Closing hereunder indefinitely and the representations and warranties contained in or made pursuant to Paragraph 6(k) hereof shall survive the Closing hereunder until six months after the expiration of the applicable statutes of limitations relating to taxes (including any extensions thereof). The expiration of any representation or warranty shall not affect any claim made in writing prior to the date of such expiration. The representations and warranties hereunder shall not be affected or diminished by any investigation at any time by or on behalf of the party for whose benefit such representations and warranties were made or by the closing of the transactions contemplated hereby. All statements contained herein or in any Schedule, certificate, Exhibit or list delivered pursuant to this Agreement hereby shall be deemed to be representations and warranties.

                 10.      CONDUCT AND TRANSACTION PRIOR TO CLOSING

                 (a)      Access to Records and Properties of the Company.
From and after the date hereof until the Closing Date, Sellers shall cause the Company to afford and, with respect to clause (ii) below, shall cause the Company's independent public accountants to afford, (i) to the officers, independent public accountants, counsel and other representatives of Purchaser, full access at all reasonable times, upon reasonable notice to, and in the manner agreed by, the Company and Sellers, to the assets, properties, contracts, premises, books and records (including tax returns filed and those in preparation) of the Company in order that Purchaser may have full opportunity to make investigations of the assets and affairs of the Company, and to such additional financial and operating data and other information about the business and properties of the Company as Purchaser shall from time to time reasonably request; and (ii) to the independent public accountants of Purchaser full (but confidential) access at all reasonable times, upon reasonable notice to, and in the manner agreed by, the Company's independent public accountants, to work papers and other records of the Company's independent public accountants relating to the Company. Unless and until the acquisition contemplated herein has been consummated, Purchaser shall, and shall cause its agents, to hold in confidence all information obtained pursuant to this Agreement. If such acquisition is not consummated, Purchaser shall return to the Company all documents (including any copies thereof) which have been given by the Company or Sellers to Purchaser and shall destroy all documents (including any copies thereof) created by Purchaser or its professional advisors in connection with Purchaser's evaluation of the acquisition contemplated hereby. Such obligation of confidentiality shall not extend to any information which is shown to have been (A) previously known to Purchaser prior to August 29, 1995, (B) generally known to others engaged in the trade or business of the

Company, (C) part of public knowledge or literature, or (D) lawfully received by Purchaser from a third party (not including the Company or Sellers). Notwithstanding the foregoing, any investigation made pursuant to clause (i) or
(ii) above shall not affect or otherwise diminish any of the representations and warranties of sellers hereunder.

                 (b) Operation of Business of the Company. From the date hereof to the Closing Date, except as consented to or approved by an officer of Purchaser in writing or as required by this Agreement:

                          (i)     The business of the Company shall be operated
diligently and conducted only in the ordinary course of business consistent with present practices.

                          (ii)    No change shall be made in the number of
shares of issued capital stock of the Company.

                          (iii)   Sellers shall use their best efforts to
continue the Company's sales and profit margins at not less than the present rate; to preserve the Company's business organization; to keep available to the Purchaser the present services of the Company's officers and employees; and to preserve for Purchaser the goodwill of the Company's suppliers, landlords, customers, distributors and others with whom business relationships exist.

                          (iv)    The Company shall not enter into any Contract
relating to employment, compensation or benefits or enter into or amend any employee benefit plan.

                          (v)     The Company shall maintain in effect all
insurance policies with respect to its business and properties of the type and in amounts consistent with present practice.

                          (vi)    The Company shall, consistent with prior
practice, maintain and preserve its assets in good condition and repair, reasonable wear and tear excepted and shall not dispose of any capital assets (except for trade-ins or dispositions of obsolete equipment in the normal course of business).

                          (vii)   The Company shall maintain its books,
accounts and records in accordance with its customary accounting practices and in a manner consistent with good business practices.

                          (viii)  The Company shall comply with all material
provisions of law and of its leases and Contracts.

                 (c) Negative Covenants. From the date hereof until the Closing, except as otherwise consented to or approved by an officer of Purchaser in writing or required by this Agreement, the Company shall not (i) modify, amend or cancel any of the provisions of any of its leases or material Contracts, or enter into any new Contract that is not terminable by it on not more than 30 days' notice; (ii) increase the remuneration (including wages, bonuses, salaries, expense accounts and benefits of any kind) of any director, officer or employee of Seller; (iii) alter the premises listed on Schedule 6(m) or 6(n); (iv) except as provided on Schedule 10(c), permit or suffer any director, officer or shareholder of the Company or any agent thereof to remove or purchase anything of value located at the premises of any office, or other facility of the Company; or (v) enter into any commitment for any capital expenditures which in any one instance exceed $10,000 or in the aggregate exceed $25,000.

                 (d) Standstill. Unless the transactions contemplated by this Agreement shall be terminated as permitted hereunder, neither Sellers nor the Company shall solicit inquiries or proposals or participate in any negotiations concerning, or provide any person with any information in connection with, any acquisition or purchase by merger, consolidation, sale of stock or assets or otherwise of all or substantially all of the assets or capital stock of the Company. Sellers shall promptly notify Purchaser if the Company or Sellers receive any such inquiries or proposals and shall provide Purchaser with copies of any communications with respect thereto.

                 (e) Supplements. From time to time prior to the Closing Date, Sellers shall furnish and shall cause the Company to furnish to Purchaser supplemental information with respect to any matters or events arising or discovered subsequent to the date hereof which, if existing or known on the date hereof, would have rendered any statement, representation or warranty made by Sellers or any information contained in any Schedule hereto then inaccurate or incomplete; the furnishing of such supplemental information shall not, however, affect or otherwise diminish any of the representations and warranties of Sellers hereunder.

                 11.      ADDITIONAL COVENANTS.

                 (a) Employment and Noncompetition Agreements. At the Closing, Sellers shall enter into the Noncompetition Agreements and H.C. Connell shall enter into the Consulting Agreement.

                 (b) Lease Agreement. Sellers shall enter into the Lease Agreement with the Company, on terms mutually acceptable to the Sellers and the Purchaser.

                 (c)      Guaranty of Receivables.

                          (i)     For purposes of this Section, the "Guaranteed
Receivables" means all accounts, notes and other receivables of the Company recorded on the balance sheet contained in the Financial Statements (before any reserves therefor reflected on such balance sheet and without giving effect to any write-off of such receivables after August 31, 1995) and the gross amount (before any reserves therefor and write-offs) of all accounts, notes and other receivables of the Company acquired or arising after August 31, 1995 and through the Closing Date (whether or not written off by the Company prior to the Closing Date), but excluding all receivables from officers of the Company, which shall be paid in full at the Closing.

                          (ii)    After the Closing Date, Purchaser shall cause
the Company to use reasonable commercial efforts, consistent with the Company's past practices, to collect the Guaranteed Receivables. Purchaser shall not, however, be obligated to permit the Company or the Subsidiaries to continue to do business with any person if Purchaser believes such continuation, or continuation in accordance with past practices, will not be in the Company's or Subsidiaries' best interests, nor shall Purchaser be obligated to cause or allow the Company or any Subsidiary to institute legal proceedings to collect any Guaranteed Receivables or to turn any of the Guaranteed Receivables over to a collection agency. Amounts received from account debtors as payment of any Guaranteed Receivables due from such account debtors shall be applied against the oldest outstanding Guaranteed Receivables due from such account debtors except in instances where any such account debtor specifies that such payment is to be applied in a different manner or if there is a dispute as to the then outstanding oldest receivable.

                          (iii)   Purchaser shall have the right to assign to
Sellers, without recourse, any Guaranteed Receivables which remain unpaid as of 120 days following the Closing Date, such assignment to be made at any time thereafter and Sellers jointly and severally shall pay to Purchaser in cash the face amount of such assigned Guaranteed Receivables within 10 days of a written notice to Sellers specifying the accounts and amounts involved. At Purchaser's option in lieu of cash payment by Sellers as provided for in the preceding sentence, Purchaser may offset the amount of such uncollectible Guaranteed Receivables against amounts held in escrow pursuant to the Escrow Agreement.

                          (iv)    Nothing contained herein shall affect the
representations and warranties contained in section 6(y) hereof.

                 (d) Just prior to the Closing, Sellers shall introduce those representatives of Purchaser as Purchaser shall designate to the Company's largest customer and shall use their best efforts to cause such customer to acknowledge that it does not plan to terminate its existing relationship with the Company following the Closing, subject to any termination provisions which presently exist with respect to those relationships.

                 12.      TAX MATTERS.

                 (a) The tax reports and returns of the Company for the period ended June 30, 1995, and for the period from July 1, 1995 up to and including the Closing Date, shall be promptly prepared by Sellers after the Closing Date. All such tax reports and returns shall be prepared in accordance with the Financials or the Closing Financial Statements, as the case may be.
At least 15 days prior to the due date of any such returns, Sellers shall cause such returns to be delivered to Purchaser for its review, and no such returns shall be filed without Purchaser's consent. To the extent that Purchaser questions any item on the reports or returns, and the Purchaser and Sellers are unable to resolve any such questions within 10 days, such dispute will be submitted for binding arbitration to the Reviewing Firm, the cost of which shall be is shared equally by the parties.

                 (b) Sellers and Purchaser agree that, for purposes of reporting and paying federal and state income taxes, the Company's books will be closed as of the Closing Date so that each item of income, loss, deduction or credit shall be assigned to such short taxable year under normal tax accounting rules.

                 (c) Sellers shall cause no election to be made, no accounting method to be adopted and no position to be taken by, or with respect to, the Company in a return for any period prior to the Closing Date ("Pre-Closing Periods") that has not yet been filed and that it has the responsibility to cause to be prepared, in an amended return or refund claim for a Pre-Closing Period or in a tax proceeding that is inconsistent with any election, accounting method or position previously made, elected or taken by, or with respect to, the Company in a return that has already been filed, unless Purchaser provides its written consent.

                 (d) It is the intention of the parties that (i) Sellers be economically responsible for all income taxes for all "Pre-Closing Periods" (whether shown on the returns therefore or resulting from subsequent audit or adjustment) by (A) such income taxes having been paid prior to closing, (B) making an adjustment to the Purchase Price under Paragraph 3(c) hereof, or (C) making a post-closing adjustment to the Purchase Price under Paragraph 16, if there are income tax deficiencies for any prior period which Sellers have not previously "paid" by actual pre-closing payment, accrual or Purchase Price adjustment and (ii) Sellers receive the economic benefit of any refund of income taxes which they have previous "paid" in the matter contemplated in (i)
(A)- (C) above, so long as such refund does not result from the carry-back of a net operating loss, credit or other item from a post-closing period. Accordingly, if the amount of the total tax shown on any Pre-Closing Period return, as filed or upon audit, plus any deficiency of income tax for any Pre-Closing Period resulting from audit or amended return from any such Pre-Closing Period, exceeds the sum of the income taxes shown on the Closing Financial Statement or the applicable Historical Financials, then Sellers shall indemnify the Company and promptly pay to the Company or Purchaser, as directed by the Company, an amount equal to such excess, and such amount shall be deemed to be an adjustment to the Purchase Price under Paragraph 16. On the other hand, any income tax refund for any prior taxable period, whether arising by audit, the filing of an amended or substituted return, the application of a net operating loss or other carry-back (but excluding any net operating loss or other carry-back from a post-closing period) or otherwise, shall belong to Sellers and shall be promptly remitted to Sellers upon receipt by the Company or Purchaser after Closing, if Sellers previously paid such amount, in the manner contemplated in paragraph (i) above.

                 (e) Following the Closing, the following procedures shall be followed with respect to tax matters:

                          (i)     No amended or substituted return for the
Company for any Pre-Closing Period shall be filed after Closing without the written consent of Sellers; provided, however, that in determining whether to give such consent, Sellers shall not act unreasonably.

                          (ii)    After Closing, upon the receipt of any
notice, verbal or written, of audit, notice of audit findings ("30-day letter"), statutory notice of deficiency ("90-day letter") or any other document from a taxing authority relating to a potential income tax liability or adjustment for any Pre-Closing Period, Purchaser will promptly notify Sellers, in writing, of such notice. Sellers shall be entitled at Sellers' expense to control and conduct the audit of and settle any matter relating to income tax liabilities, refunds or adjustments for any Pre-Closing Period; provided, however, that any matter in connection with any return which could affect income tax liabilities, refunds or adjustments for any period following the Closing for the Company, shall not be changed or adjusted without Purchaser's consent, which shall not be unreasonably withheld.

                          (iii)   If in any dispute with a taxing authority
relating to the Company, the taxing authority is clearly willing to settle such dispute and so indicates unequivocable in writing on a basis acceptable to Sellers, but unacceptable to Purchaser, then Sellers may elect to pay Purchaser the cost of such settlement, including taxes that are the responsibility of Sellers hereunder based on such settlement and, thereafter, Sellers shall be relieved of further cost of such proceedings, including any taxes, attorneys' and accountants' fees or other costs proceeding with the dispute nor shall they be entitled to any reduction in taxes resulting from Purchaser's pursuant to such proposed settlement; provided, however, that if such resolution could have the effect of increasing the tax liabilities of, or attributable to, the Company in a Post-Closing Period and Sellers have not agreed to indemnify Purchaser fully for such increase, Sellers shall afford Purchaser the opportunity to control jointly the conduct and resolution of the portion of such tax proceeding that could have the effect of increasing the tax liabilities of, or attributable to, the Company in a Post-Closing Period.

                          (iv)    If it is necessary or appropriate, in the
reasonable judgement of Sellers, to protest or litigate any matter relating to an income tax liability for any Pre-Closing Period, then Purchaser agrees to execute and file on behalf of the Company such protests, petitions, complaints, answers or other documents that may be, in the reasonable judgement of Sellers, appropriate to such proceedings; provided, however, that any matter in connection with any return that could affect the income tax liabilities, refunds or adjustments for any period following the Closing for the Company, shall not be changed or adjusted without Purchaser's consent, which shall not be unreasonably withheld. All costs of such proceedings, including taxes, attorneys' and accountants' fees and other expenses, shall be paid by Sellers.

                          (v)     Before execution of any extension of the
statute of limitations for the Company for any Pre-Closing Period, Purchaser shall obtain the consent of Sellers, which consent shall not be unreasonably withheld.


                 13.      COVENANTS OF PURCHASER

                 (a) Purchaser's Employee Benefit Plans. From and after the Closing Date, all employees of the Company shall be eligible to participate in the employee benefit plans offered by Purchaser to its employees.

                 (b) Name Change. Purchaser covenants with Sellers that within three years of the Closing Date, Purchaser will file Amended Articles of Incorporation with the Florida Secretary of State to change the name of the Company in order to delete "H. C. Connell" from the Company's name and shall not use "H. C. Connell" as a trade name thereafter.

                 (c) Release from Guarantees. Immediately following the Closing, Purchaser shall use its best efforts to cause Sun Bank, N.A. to release Sellers from any guarantees Sellers have given in connection with loans or other indebtedness owed by the Company to Sun Bank, N.A. In the event, and to the extent, that Purchaser is unable to obtain the release of Sellers as required by the preceding sentence, Purchaser agrees to indemnify and hold Sellers harmless from any liability whatsoever related to such indebtedness.
                 (d) Contractor's License. From and after the Closing Date, the Company shall not operate under the Certified Underground Utility and Excavation Contractor's License issued to Henry C. Connell (License No. CUCO33902). Rather, Purchaser shall take whatever actions Purchaser determines are necessary to have another properly licensed Certified Underground Utility and Excavation Contractor's License for utilization by the Company.

                 14.      INDEMNIFICATION OF PURCHASER

                 Subject to the provisions of Paragraphs 9 and 16 hereof, Sellers hereby jointly and severally agree that each will indemnify, save harmless and defend Purchaser and each of its shareholders, subsidiaries, affiliates, officers and directors, and the Company, from and against any and all losses, liabilities, fines, judgments, claims, damages, settlement payments, actions or causes of action, Encumbrances, costs and expenses (including reasonable attorney's fees) (individually a "Loss" and collectively "Losses") incurred by any of them by reason of, or arising out of: (i) any claims of any broker or finder engaged by Sellers or the Company; (ii) any false or inaccurate representation or warranty by any Seller contained in this Agreement (including the Schedules and Exhibits hereto) or in any certificate, Schedule, Exhibit or list prepared for use and delivered to Purchaser pursuant to this Agreement or any breach of any such representation or warranty; or
(iii) any breach by Sellers of any provision of this Agreement (or any other agreements entered into pursuant hereto).

                 Sellers' herein indemnity shall be treated as an adjusted to the Purchase Price and payable from the Escrow Fund to the extent that any such funds are available in such Escrow Fund; provided, that the Escrow Fund is insufficient or unavailable to satisfy Sellers' obligations to Purchaser pursuant to this indemnity, Purchaser shall be entitled to enforce such indemnity rights in an action at law and the establishment of the Escrow Fund shall in no way limit, impair or preclude Purchaser's right to enforce Sellers' obligations under this indemnity in any such action.

                 15.      INDEMNIFICATION OF SELLERS

                 Subject to the provisions of Paragraphs 9 and 16 hereof, Purchaser shall indemnify, save harmless and defend Sellers from and against any and all losses, liabilities, fines, judgments, claims, damages, settlement payments, actions or causes of action, Encumbrances, costs and expenses (including reasonable attorney's fees) incurred by any of them by reason of, or arising out of, (i) the breach of any representation, warranty, agreement or covenant of Purchaser; or (ii) the assertion against Sellers of any liability or obligation of the Company, other than liabilities or obligations covered by Sellers' indemnification agreement under Paragraph 14 above.

                 16.      RULES REGARDING INDEMNIFICATION

                 The rights and obligations of each party claiming a right to indemnification hereunder ("Indemnitee") from the other party ("Indemnitor") shall be governed by the following rules:

                 (a) Within the applicable time period establish pursuant to Paragraph 9 hereof, the Indemnitee shall give prompt written notice to the Indemnitor of any state of facts which Indemnitee determines will give rise to a claim by the Indemnitee against the Indemnitor based on the indemnity agreements contained in Paragraphs 14 and 15 hereof, stating the nature and basis of said claims and the amount thereof, to the extent known. No failure to give such notice shall affect the indemnification obligations of Indemnitor hereunder except to the extent Indemnitor can demonstrate such failure materially prejudiced such Indemnitor's ability to successfully defend the matter giving rise to the indemnification claim.

                 (b) All claims for adjustment of the purchase price under this Paragraph 9 must be asserted within the applicable period of time set forth in Paragraph 9 for the survival of such claim and shall be asserted and resolved as follows:

                          (i)     In the event that any claim or demand
potentially constituting a Loss hereunder is asserted against or sought to be collected from the Purchaser or the Company by a third party ("Third Party Claim"), Purchaser shall in writing promptly notify Sellers of such Third Party Claim specifying the nature of such Third Party Claim and the amount or the estimated amount thereof to the extent then feasible (which estimate shall not be conclusive of the final amount of such Third Party Claim) (the "Claim Notice"). The Indemnitor shall have 30 days from the receipt of the Claim Notice (the "Notice Period") to notify the Indemnitee (A) whether the Indemnitor disputes any or all of the Third Party Claim that would result in an adjustment to the Purchase Price and (B) whether the Indemnitor desires, at its sole cost and expense, to defend the Indemnitee against such Third Party Claim. In the event that the Indemnitor notifies the Indemnitee within the Notice Period that the Indemnitor desires to defend the Indemnitee against such Third Party Claim and, except as hereinafter provided, the Indemnitor shall have the absolute right to defend by appropriate proceedings, which proceedings shall be promptly settled or prosecuted by the Indemnitor to a final conclusion. If the Indemnitee desires to participate in, but not control, such defense or settlement, it may do so at its sole cost and expense. If the Indemnitor has not notified the Indemnitee that the Indemnitor disputes that all or part of the Third Party Claim would result in an adjustment to the Purchase Price, then (a) if the Indemnitor elects not to defend the Indemnitee against such

Third Party Claim, the amount of such Third Party Claim, or, (b) if such Third Party Claim is contested by either the Indemnitor or the Indemnitee, that portion thereof as to which a court of competent jurisdiction has finally determined, from which no appeal has been taken, that such defense is unsuccessful, shall be a Loss hereunder and the Purchase Price shall be adjusted accordingly; provided, however, that nothing hereunder shall be deemed to impair or restrict any right or remedy available to the Indemnitee to claim a Purchase Price adjustment with respect to such disputed Third Party Claim or any portion thereof, including the right to assert the same as a Loss hereunder.
                          (ii)    The Indemnitor shall make no settlement of
any Third Party Claims which the Indemnitor has undertaken to defend, without the Indemnitee's consent unless the Indemnitor fully indemnifies the Indemnitee for all Losses, there is no finding or admission of violation of law by, or effect on any other claims that may be made against the Indemnitee and the relief granted in connection therewith requires no action on the part of and has no effect on the Indemnitee. However, in the event the Indemnitor shall not offer reasonable assurances as to its financial capacity to satisfy any final judgment or settlement, the Indemnitee may assume the defense and dispose of the claim, after 30 days prior written notice to the Indemnitor.

                          (iii)   Sellers shall not be responsible for Losses
otherwise indemnifiable hereunder until such Losses in the aggregate exceed $20,000 (the "Basket Amount"). In the event that the aggregate of such Losses exceeds the Basket Amount, Sellers shall indemnify Purchaser and all other indemnified parties for all Losses in excess of the Basket Amount; provided, however, that all Losses arising from breaches of Paragraphs 6(b), 6(f), 6(g), 6(m)(iv), 6(n)(iv), 6(r) and 6(y), matters covered by Paragraphs 12 and 14(i) and claims for breaches of any agreement other than this agreement, may be asserted without regard to the Basket Amount; and provided further that the collect ability of accounts receivable governed by Paragraph 11(c) shall be subject solely to the special amounts referred to in such paragraphs.

                          (iv)    Any indemnifiable loss hereunder shall be
reduced by the amounts actually recovered by the indemnified party from its insurance carriers and any amounts recovered by such party subsequent to the payment by the indemnifying party hereunder with respect to the same claim shall be remitted to the indemnifying party; provided that such remittance shall not exceed the amount of the indemnification payment made by such indemnifying party. Purchaser agrees to cause the Company after the Closing Date to maintain insurance coverage substantially equivalent to the coverage currently maintained by the Company to the extent that such policies provide coverage for indemnifiable Losses, provided that such insurance coverage is available at commercially acceptable rates and upon commercially acceptable terms.

                          (v)     In the event the Indemnitee should have a
claim for a Loss requiring an adjustment of the Purchase Price hereunder that does not involve a Third Party Claim being asserted against or sought to be collected from the Indemnitee, the Indemnitee shall promptly send a Claim Notice with respect to such claim to the Indemnitor. If the Indemnitor does not notify the Indemnitee within the Notice Period that the Indemnitor disputes such claim, the amount of such claim shall be conclusively deemed a Loss hereunder requiring adjustment of the Purchase Price hereunder.

                          (vi)    Nothing herein shall deemed to prevent the
Purchaser from making a claim for adjustment of the Purchase Price hereunder for potential or contingent claims or demands provided the Claim Notice sets forth on specific basis for such potential or contingent claim or demand to the extent then feasible and the Purchaser has reasonable grounds to believe such a claim or demand may be made.

                          (vii)   Except as otherwise provided herein, all
adjustments to the Purchase Price under Paragraph 14 shall be satisfied first against the Escrow Amount (other than the portion held solely for the Purchase Price Adjustment pursuant to the provisions of Paragraph 3(c) in accordance with the provisions of the Escrow Agreement. When such portion of the Escrow Amount is reduced to zero, the Purchaser may, in its sole discretion, next claim against the amounts remaining unpaid under the Consulting Agreement and, thereafter, the Sellers shall reimburse the Purchaser for any remaining Purchase Price adjustment up to the full amount of the Purchase Price. Provided, however, that the limitations in this Paragraph 16(b) (vii) shall in no way be construed to limit any remedy the Purchaser may have against the Sellers or any other person for fraud, willful misconduct or any other intentional misrepresentation.

                 17.      MISCELLANEOUS

                 (a) Expenses, Etc. All costs, fees or expenses (including, without limitation, legal and accounting fees, any stock transfer taxes and the cost of obtaining any consents or waivers required under Paragraph 3(c) or 4(l) above) incurred by the Company or Sellers in connection with this Agreement and the transactions contemplated hereby shall be borne by Sellers. All sales, transfer or other taxes which may be payable by any party in connection with this Agreement shall be borne by Sellers. All costs, fees or expenses (including, without limitation, legal and accounting fees) incurred by Purchaser in connection with this Agreement and the transactions contemplated hereby shall not be borne by Sellers.

                 (b)      Termination.

                               (A)      This Agreement may be terminated at any
time prior to the Closing Date:

                          (i)     by mutual consent of all of the parties;

                          (ii)    by either Purchaser or the Sellers if there
has been a material breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of the other party; or

                          (iii)   by either Purchaser or the Sellers if the
transactions contemplated herein shall not have been consummated by December 15, 1995.

                                  (B)      In the event of termination of this
Agreement pursuant to this Paragraph, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any party except to the extent that such termination results from a material breach by such party of any of its representations, warranties, covenants or agreements set forth in this Agreement and except for Purchaser's confidentiality obligations set forth in Paragraph 8.

                                  (C)      In the event that prior to closing
Purchaser has knowledge that any representation or warranty of the Sellers contained in Paragraph 5 herein was materially incorrect when made or that Sellers or the Company have materially violated any covenant contained in Paragraph 8 hereof and Purchaser elects not to terminate this agreement pursuant to Paragraph 17(b) and purchases the Stock at the Closing, Purchaser shall by such action have conclusively waived any claim for a Purchase Price adjustment under Paragraph 16 because of such incorrect representation or warranty, breach of warranty or violation of covenant, but such waiver shall only apply to the extent of Loss Purchaser should reasonably have foreseen might flow from the knowledge Purchaser had prior to Closing.

                                  (D)      In the event that prior to Closing
Sellers have knowledge that any representation or warranty of Purchaser contained in Paragraph 6 herein was materially incorrect when made or that Purchaser has materially violated any covenant herein and the Sellers elect not to terminate this agreement pursuant to paragraph 17(b) and sell the Stock at the Closing, the Sellers shall by such action shall have conclusively waived a claim for indemnification under Paragraph 14 because of such incorrect representation of warranty, breach of warranty or violation of covenant, but such waiver shall only apply to the extent of Loss Sellers should reasonably have foreseen might flow from the knowledge Sellers had prior to Closing.

                 (c) Access to Records. Purchaser shall afford Sellers and their agents, the opportunity, upon reasonable advance notice, to examine and make copies of the books and records of the Company relating to all periods through the Closing Date, in connection with tax and financial reporting matters and other bona fide business purposes.

                 (d) Parties in Interest; Assignment. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by Sellers and their respective executors, successors and assigns, and Purchaser and its successors and assigns. No third party rights shall attach to any parties other than the parties hereto. This Agreement shall not be assignable without the written consent of the other parties except that Purchaser may assign its rights and obligations hereunder to any direct or indirect subsidiary, which assignment shall not relieve Purchaser of its obligations for indemnification under Paragraph 16 hereof.

                 (e) Entire Agreement; Amendments. This Agreement, including all Schedules, Exhibits and other writings referred to herein or delivered in connection herewith contain the entire understanding of the parties with respect to its subject matter. This Agreement may be





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

amended, modified or terminated only by a written instrument duly executed by all of the parties hereto.

                 (f) Headings. The section and subsection headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

                 (g) Notices. All notices, claims, certificates, requests, demands and other communications ("Communications") hereunder shall be in writing and shall be deemed to have been duly given when mailed (by registered or certified mail, postage prepaid), addressed as follows:

                 If to Purchaser, to:
                 --------------------

                          Able Telcom Holding Corporation
                          1601 Forum Place
                          Suite 1110
                          West Palm Beach, FL  33401
                          Attn:

                                --------------------


                 with copies to:
                 ---------------

                          Proskauer Rose Goetz & Mendelsohn LLP
                          One Boca Place
                          Suite 340 West
                          2255 Glades Road
                          Boca Raton, FL  33431
                          Attn:  Donn A. Beloff, Esq.


                 If to Sellers:
                 --------------

                          H. C. And Lois A. Connell
                          6780 C.R. 466A
                          Wildwood, Florida 34785


                 with a copy to:
                 ---------------

                          Richard C. Jans, Esq.
                          Richard C. Jans, P.A.
                          380 W. Alfred St.
                          Tavares, FL  32778





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



or to such other address as the person to whom a Communication is to be given may have furnished to the others in writing in accordance herewith. A Communication given by any other means shall be deemed duly given when actually received by the addressees.

                 (h) Public Announcements. All public announcements relating to this Agreement or the transactions contemplated hereby, including announcements to employees, will be made only as may be agreed upon jointly by the parties hereto except nothing herein shall prevent Purchaser or its affiliates from making any disclosure required as a result of being a public company listed on the NASDAQ National Market System, provided that prior notice of any such disclosure in the United States is given to Sellers.

                 (i) Further Assurances. After the Closing Date, without further consideration, Sellers and Purchaser shall take such further action and shall execute and deliver such further instruments and documents as either party shall reasonably request in order to carry out the provisions and purposes of this Agreement and to perfect Purchaser's title to the Shares.

                 (j) Waivers. No waiver of any breach or default hereunder shall be considered valid unless in writing and signed by the party giving such waiver. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent, same or different breach.

                 (k) Counterparts. This Agreement may be executed simultaneously in two or more counterparts each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                 (l) Severability. To the extent possible, each provision of this Agreement shall be interpreted in a manner as to be valid, legal and enforceable. Any determination that any provision of this Agreement or any application thereof is invalid, illegal or unenforceable in any respect or in any instance shall be effective only to the extent of such invalidity, illegality or unenforceability and shall not affect the validity, legality or enforceability of any other provision of this Agreement.

                 (m) Guarantee. In the event Able Telecom Holding Corporation designates a subsidiary to be the Purchaser under this Agreement, then Able Telecom Holding Corporation, as primary obligor, hereby absolutely and unconditionally guarantees the prompt payment and performance of all obligations of the Purchaser under and pursuant to this Agreement. No change, amendment or modification of this Agreement or waiver of any of the terms thereof shall diminish, release or discharge the liability of Able Telecom Holding Corporation hereunder. The liability of Able Telecom Holding Corporation under this Agreement is continuing and shall only be discharged by the full performance of the Purchaser of all of its obligations hereunder.

                 IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the date first set forth above.

                             PURCHASER:

                             ABLE TELCOM HOLDING CORPORATION


                             By:
                                ----------------------------------------------





                             SELLERS:



                             -------------------------------------------------
                             H.C. Connell



                             -------------------------------------------------
                             Lois A. Connell






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